EXHIBIT 99.1

IMPORTANT NOTICE REGARDING THE SAVINGS PLAN FOR EMPLOYEES OF MEASUREMENT SPECIALTIES, INC. AND YOUR RIGHTS TO TRADE THE MEASUREMENT SPECIALTIES, INC. COMMON STOCK DURING THE BLACKOUT PERIOD

To:	The Measurement Specialties, Inc. Directors and Executive Officers

From:	Mark Thomson

Date:	November 16, 2012

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The purpose of this notice is to inform you that the Savings Plan for Employees of Measurement Specialties, Inc. (the Plan) will be entering a blackout period on December 19, 2012 due to a record keeper conversion with J.P. Morgan Retirement Plan Services. The blackout period is scheduled to end sometime during the week of January 14, 2013. During the blackout period, Plan participants will not be able to direct or diversify investments in their individual accounts (including participants’ investments in Measurement Specialties, Inc. common stock), obtain a loan, or obtain a distribution. A copy of the blackout notice provided to the affected Plan participants is attached to this notice.

The Securities and Exchange Commission (SEC) has implemented rules under the Sarbanes-Oxley Act of 2002 that apply to 401(k) plan blackout periods. Because you are a director or executive officer of Measurement Specialties, Inc. (the Company), the blackout period for the Plan has a direct impact on your ability to trade the Company’s common stock.

During the blackout period, it is unlawful for you to directly or indirectly, purchase, sell or otherwise acquire or transfer any Company securities that you acquire or previously acquired in connection with your service or employment as a director or executive officer of the Company. The trading prohibition therefore prohibits:

•	Your acquisition of Company securities during the blackout period if the acquisition is in connection with your service or employment as a director or executive officer; and

•	Your disposition of Company securities during a blackout period if the disposition involves Company securities acquired in connection with your service or employment as a director or executive officer.

There is a presumption that any Company securities sold by insiders during a blackout period is subject to this rule (that is, the individual corporate insider bears the burden of proving that the securities were not “acquired in connection with service or employment”). Some limited transactions may be exempt from the trading restriction.

During the week of January 14, 2013, you may contact Mark Thomson at 1 757 766 4224 or Jeffrey Kostelni at 1 757 766 4209 to determine when the blackout period has ended.

The Company or a security holder acting on behalf of the Company may bring an action to recover the profits realized by the director or executive officer upon violation of this insider trading restriction. In addition, the SEC may bring an enforcement action.

Please contact Mark Thomson, 1000 Lucas Way, Hampton, VA 23666 or 1 757 766 4224 if you would like additional information.